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                            AMENDMENTS TO THE BYLAWS


          Add additional sentence to 3.6.

          No director who is also an employee of the Company shall receive any compensation for serving as a director.

          5.1.4. NOMINATING COMMITTEE. The Nominating Committee shall, from time to time, meet to consider the nominees to the Board of Directors to be elected by the shareholders (and any directors to be elected by the Board of Directors to fill vacancies), the number of directors and the directors to be selected for membership on the various board committees, and to report its findings and recommendations to the Board of Directors for final action. The Nominating Committee shall not be empowered to approve any corporate action, of whatever kind or nature, and, other than the number of directors, which the Nominating Committee is hereby delegated the authority to determine, the recommendations of the Nominating Committee shall not be binding on the Board of Directors, except when, pursuant to the provisions of Section 5.2 of these Bylaws, such power and authority have been specifically delegated to such committee by the Board of Directors by resolution. In addition to the foregoing, the specific duties of the Nominating Committee shall be determined by the Board of Directions by resolution.

          Add additional sentence to 6.1.1.

          The chairman of the board shall be elected by a majority of the entire board of directors.


                                   Article XI

                              Class B Common Stock


          For so long as there are outstanding shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock"), Sections 2.4, 3.2, 3.3, 3.4, 3.5, 4.3, 5.1.4 and 10.16 of these Bylaws shall not be in effect and the following Bylaws shall be applicable. Upon the conversion of all Class B Common Stock into Common Stock, par value $0.01 per share ("Common Stock"), or if all of the shares of Class B Common Stock issued by the Company cease to be outstanding for any other reason, these provisions shall


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terminate, Sections 2.4, 3.2, 3.3, 3.4, 3.5, 4.3, 5.1.4 and 10.16 shall again be applicable and this Article XI shall no longer be applicable.

          11.1 QUORUM. The presence at a stockholders' meeting of the holders, present in person or represented by proxy, of capital stock of the Company representing a majority of the votes of all capital stock of the Company entitled to vote thereat (and, if the holders of any class of capital stock are entitled to vote as a class on any matter to be submitted to a vote at such stockholders' meeting, a majority of the votes of all capital stock of such class) shall constitute a quorum at such meeting for the transaction of business except as otherwise provided by law, the certificate of incorporation or these Bylaws. If a quorum shall not be present or represented at any meeting of the stockholders, a majority of the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such reconvened meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the reconvened meeting, a notice of said meeting shall be given to each stockholder entitled to vote at said meeting. The stockholders present and entitled to vote on a matter submitted to a vote at a duly convened stockholders' meeting may continue to transact business with respect to such matter until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

          11.2 CLASSES AND NUMBER OF DIRECTORS. There shall be two classes of directors, those elected by the Common Stock ("Common Directors") and those elected by the Class B Common Stock ("Class B Directors"). The rights, duties and authority of the Common Directors and the Class B Directors shall be identical in all respects. The number of Common Directors shall be the number to be determined by the Nominating Committee. The number of Class B Directors shall be one, except that if Southwestern Bell Wireless Holdings, Inc. ("SBW") and its Affiliates Beneficially Own (as hereinafter defined) 20% or more of the outstanding Common Stock, including Common Stock issuable upon conversion of Class B Common Stock or other convertible securities or upon the exercise of any outstanding options, warrants, rights or obligations, other than shares issuable upon the exercise of (i) the 5,000,000 warrants issued on September 27, 1996 (the "Warrants") and (ii) options, warrants, rights or obligations issued by any entity other than the Company ("Excluded Options"), there shall be two Class B Directors. For the purposes of the foregoing calculations, the number of outstanding shares of Common Stock shall include all shares issuable upon conversion of outstanding convertible securities or upon exercise of outstanding options, warrants, rights or obligations other than the Warrants, Excluded



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Options and employee stock options.  As used herein, an "Affiliate" of SBW is any person or entity directly or indirectly controlling or controlled by or under common direct or indirect control with SBW.

          As used herein, the term "Beneficially Own" (and correlative terms) shall mean, with respect to any shares of Common Stock or other securities, to be entitled, directly or indirectly through one or more intermediaries, to all material incidents of ownership with respect to such securities, including, but not limited to, (i) the right to vote such securities (in the case of voting securities), (ii) subject to any transfer restrictions, the right to dispose of such securities and to receive any proceeds realized from the disposition thereof and (iii) the right to receive any dividends and other distributions with respect to such securities.

          11.3 ELECTION. The Common Directors shall be elected by the holders of Common Stock by a plurality vote and the Class B Directors shall be elected by the holders of the Class B Common Stock by a plurality vote, in either case at an annual stockholders meeting, except as hereinafter provided, and each director shall hold office until his successor has been duly elected and qualified or his earlier death, resignation or removal.

          11.4 VACANCIES. Vacancies in any class of directors and newly created directorships resulting from any increase in the authorized number of directors of any class of common stock may be filled by the majority of directors of such class then in office, though less than a quorum, or by a sole remaining director so elected and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified or until their earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by law. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority or the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancy or newly-created directorships, or to replace the directors chosen by the directors then in office. No decrease in the size of the Board shall serve to shorten the term of an incumbent director.

          11.5 REMOVAL. Unless otherwise restricted by law, the certificate of incorporation or these Bylaws, any director or the entire Board may be removed, with or without cause, by a majority vote of the class of common stock entitled to elect such director or directors.



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

          11.6 SPECIAL MEETINGS. Special meetings of the Board (i) may be called by the chairman of the board or president and (ii) shall be called by the president or secretary on the written request of two directors or the sole director, as the case may be. Notice of each special meeting of the Board shall be given, either personally or as hereinafter provided, to each director at least 24 hours before the meeting if such notice is delivered personally or by means of telephone, telegram, telex or facsimile transmission and delivery; two days before the meeting if such notice is delivered by a recognized express delivery service; and three days before the meeting if such notice is delivered through the United States mail. Notwithstanding the foregoing, notice must be actually received by at least one Class B director at his designated address to be effective. Any and all business may be transacted at a special meeting which may be transacted at a regular meeting of the Board. Except as may be otherwise expressly provided by law, the certificate of incorporation or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting.

          11.7 NOMINATING COMMITTEE. The Nominating Committee shall, from time to time, meet to consider the nominees to the Board of Directors to be elected by the shareholders (and any directors to be elected by the Board of Directors to fill vacancies), the number of directors and the directors to be selected for membership on the various board committees, and to report its findings and recommendations to the Board of Directors for final action. There shall at all times be three Common Directors and one Class B director on the Nominating Committee. The Class B Director on the nominating committee shall select any Class B nominees. The Nominating Committee shall not be empowered to approve any corporate action, of whatever kind or nature, and, other than the number of Directors, which the Nominating Committee is hereby delegated to determine, the recommendations of the Nominating Committee shall not be binding on the Board of Directors, except when, pursuant to the provisions of Section 5.2 of these Bylaws, such power and authority have been specifically delegated to such committee by the Board of Directors by resolution. In addition to the foregoing, the specific duties of the Nominating Committee shall be determined by the Board of Directions by resolution.

          11.8 AMENDMENTS. These Bylaws may be altered, amended, repealed or replaced by the stockholders as provided in the certificate of incorporation and in accordance with applicable law, or when such authority is conferred upon the Board by the certificate of incorporation, by a majority of the directors, except that for so long as there shall be shares of Class B Common Stock outstanding, Article XI (and any other Article if the effect thereof would be similar to altering, amending, repealing or replacing Article XI) may only be altered, amended, repealed or replaced by a majority of the



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Common Directors and a majority of the Class B Directors.  These Bylaws may be altered, amended, repealed or replaced at any annual meeting of the stockholders or annual or regular meeting of the Board, or at any special meeting of the stockholders or the Board if notice of such alteration, amendment, repeal or replacement is contained in the notice of such special meeting. If the power to adopt, amend, repeal or replace these Bylaws is conferred upon the Board by the certificate of incorporation, the power of the stockholders to so adopt, amend, repeal or replace these Bylaws shall not be divested or limited thereby.












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